Exhibit 10.1.

                        STOCK SALE AND PURCHASE AGREEMENT

     THIS AGREEMENT is made this 14th day of March 2007, by and among David Keaveney ("Seller"), an individual, MOTORSPORTS EMPORIUM, INC. ("Company"), a Nevada corporation, and Kenneth Yeung, ("Purchaser"), an individual.

     WHEREAS, the Seller desires to sell to the Purchaser 200,000 shares of the Series C Preferred Stock of the Company, with a par value of $0.001 per share, representing all the issued and outstanding Series C Preferred Stock of the Company ("Stock" or "Company Stock").

     WHEREAS, the Purchaser desires to purchase the Stock as hereinafter provided; and

     WHEREAS, the Purchaser desires to reduce a substantial amount of the Company's indebtedness in order to improve the Company's balance sheet and financial position in order to benefit the Company's shareholders and the Purchaser desires to assist the Company in reducing its indebtedness;

     NOW, THEREFORE, in consideration of the foregoing and the following mutual covenants and agreements, the parties hereto agree as follows:

     PURCHASE OF STOCK. At the signing of this Agreement ("Closing"), upon the basis of the covenants, warranties and representations of the Purchaser set forth in this Agreement, the Seller will sell, transfer, assign, and deliver to the Purchaser 200,000 shares of Company Stock, represented by Certificate No. C-001, by causing the Company to reissue such 200,000 shares of Company Stock in a new Certificate No. C-002, clear of all liens, pledges, rights of third parties and any other encumbrances, except as otherwise may be permitted hereunder.

     COMPENSATION; PAY-OFF OF INDEBTEDNESS. Purchaser agrees to the following:

     PAYMENT OF $10,000.00 IN CASH TO SELLER; AND

     PAYMENT OF ALL ITEMS LISTED IN THE COLUMN NAMED "NET BALANCE PAID IN CASH" ON SCHEDULE A ATTACHED HEREIN AND THE ACCOMPANYING FOOTNOTES.

     RESTRICTIVE LEGEND. All shares of the Stock to be delivered hereunder shall bear a restrictive legend in substantially the following form:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT."

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     REPRESENTATIONS  AND  WARRANTIES  OF THE  SELLER.  Where  a  representation contained in this Agreement is qualified by the phrase "to the best of Seller's knowledge" (or words of similar import), such expression means that, after having conducted a due diligence review, the Seller believes the statement to be true, accurate and complete in all material respects. Knowledge shall not be imputed nor shall it include any matters which such person should have known or should have been reasonably expected to have known. The Seller represents and warrants to the Purchaser as follows:

     POWER AND AUTHORITY. The Seller has full power and authority to execute, deliver and perform and deliver this Agreement and all other agreements, certificates or documents to be delivered in connection herewith, including, without limitation, the other agreements, certificates and documents contemplated hereby (collectively the "Other Agreements").

     BINDING EFFECT. Upon execution and delivery by the Seller, this Agreement shall be and constitute the valid, binding and legal obligations of the Seller, enforceable against the Seller in accordance with the terms hereof and thereof, except as the enforceability hereof or thereof may be subject to the effect of
(i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     EFFECT. Neither the execution and delivery of this Agreement nor full performance by the Seller of its obligations hereunder or thereunder will violate or breach, or otherwise constitute or give rise to a default under, the terms or provisions of the Articles of Incorporation or Bylaws of the Company or, of any contract, commitment or other obligation of the Company or the Seller or necessary for the operation of the Company following the Closing or any other contract, commitment or other obligation to which the Seller or the Company is a party, or create or result in the creation of any encumbrance on any of the property of the Company other than what is disclosed in Schedule A and the accompanying footnotes. The Company is not in violation of its Articles of Incorporation, as amended, its Bylaws, as amended, or of any indebtedness, mortgage, contract, lease, or other agreement or commitment other than what is disclosed in Schedule A and the accompanying footnotes.

     NO CONSENTS. No consent, approval or authorization of, or registration, declaration or filing with any third party, including, but not limited to, any governmental department, agency, commission or other instrumentality, will, except such consents, if any, delivered or obtained on or prior to the Closing, be obtained or made by the Seller prior to the Closing to authorize the execution, delivery and performance by the Seller of this Agreement or the Other Agreements which are listed on Schedule A and the accompanying footnotes

     STOCK OWNERSHIP OF THE SHARES TO BE SOLD BY THE SELLER. The Seller, who is the only legal and beneficial owner of the Stock, has good, absolute and marketable title to 200,000 shares of the Company Stock which constitute 100% of the issued and outstanding shares of the Company Stock. The shares of the Company Stock to be sold by the Seller hereunder constitute all of the shares of the Company Stock of the Company owned by the Seller. The Seller has the complete and unrestricted right, power and authority to cause the sale, transfer and assignment of the Company Stock pursuant to this Agreement. The delivery of the Company Stock to the Purchaser as herein contemplated will vest in the Purchaser good, absolute and marketable title to the shares of the Company Stock as described herein, free and clear of all liens, claims, encumbrances and restrictions of every kind, except those restrictions imposed by applicable securities laws. No one affiliated with the Seller or any of its officers,

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directors or principal  stockholders owns any shares of the Company Stock, other than the Company Stock owned by the Seller.

     ORGANIZATION AND STANDING OF THE COMPANY. The Company is a duly organized and validly existing Nevada corporation in good standing, with all requisite corporate power and authority to carry on its business as presently conducted. Purchaser agrees that Seller has provided a copy of Certificate of Existence with Status in Good Standing as of January 31, 2007 prior to the signing of this Agreement. Currently, the Company is registered to do business in Nevada and in no other jurisdiction.

     SUBSIDIARIES. The Company has the following subsidiaries; Scottsdale Diecast, Inc., and Quadriga MotorSports, Inc. The Company also has the following divisions; Pit Stop Studios and Drivers Digs. The Purchaser has received full disclosure to include a copy of the Company's filed Definitive Schedule 14C Information statement stipulating its plans to issue a stock dividend of the Company's subsidiary, Scottsdale Diecast, Inc., to shareholders of the Company. A turn of events has caused the Company to sell its web site WWW.SCALECARS.COM and divest its interest in the die cast model car business. Quadriga MotorSports is currently marketing a line of car care products, but generates very little revenue for the Company. Both PitStop Studios and Drivers Digs generate insignificant revenue and represent less than 1% of annual gross revenue to the Company. Since the Company has deemed it imprudent to carry out the proposed stock dividend of Scottsdale Diecast, Inc., the Company will notify Nasdaq that it will not follow through on such dividend.

     CAPITALIZATION AND OTHER OUTSTANDING SHARES. The Company is authorized by its Articles of Incorporation to issue 500,000,000 shares of the Common Stock, $.001 par value per share and 200,000 shares of Series C Preferred Stock. As of the date of this Agreement, the Company has duly and validly issued and outstanding, fully paid and non-assessable, 4,368,678 shares of the Common Stock and 200,000 shares of the Series C Preferred Stock. The Company intends to file a Form S-8 registration statement covering 1,000,000 shares of its common stock for issuance under the Company's 2007 Employee and Consultant Stock Incentive Plan ("New form S-8"). With the exception of what is disclosed in Schedule A and the accompanying footnotes or pursuant to the New Form S-8, there are no outstanding options, contracts, commitments, warrants, preemptive rights, agreements or any rights of any character affecting or relating in any manner, including without limitation, with respect to the voting, sale, transfer, rights of first refusal, rights of first offer, proxy or registration or calls, demands or commitments of any kind, to the issuance of any common or preferred stock of the Company or other securities or entitling anyone to acquire the common or preferred stock or other securities of the Company, whether directly or upon the exercise or conversion of other securities with the exception of 96 preferred A share that are convertible into 19,200 shares of the Company's common stock. Additionally, Tracey Baron has a promissory note for a total of $5,500 that is due on April 23, 2006. The Company can convert the debt into $10,000 of common stock of the Company. Also, with the exception of what is disclosed in Schedule A and the accompanying footnotes or pursuant to the New Form S-8, there are, and at the Closing there will be, no outstanding contractual obligations of the Seller or the Company to repurchase, redeem or otherwise acquire any shares of their respective capital stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other entity or person. Upon Closing, the investors who have delivered the three Subscription Agreements described in the Footnotes section of Schedule will have the right to rescind their subscriptions and receive a full refund of their collective $75,000 in subscription funds. The subscription agreements are signed by the investors but not by the Company. There are no anti-dilution or price adjustment

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provisions contained in any security issued by the Company with the exception of what is disclosed in Schedule A and the accompanying footnotes.

     TAXES. All federal, state, local or foreign return, report, information return or other document (including any related or supporting information) filed or required to be filed with any governmental body in connection with the determination, assessment or collection of any Taxes (as defined below) or the administration of any laws, regulations or administrative requirements relating to any returns that are or were required to be filed by the Company, pursuant to the laws or administrative requirements of each governmental body with taxing power over it or its assets have been duly filed as of the Closing with the exception of the Company's 2006 Federal and State returns that will be filed upon the completion of the Company's 2006 audited financials. "Taxes" means all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property but not estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any governmental body and shall include any transferee liability in respect of Taxes. As of the Closing there is no audit, action, suit, claim, proceeding or any investigation or inquiry, whether formal or informal, public or private, now pending or threatened against or with respect to the Company in respect of any Tax that the Company has been made aware. As of the Closing there exists no tax assessment, proposed or otherwise, against the Company or any lien for Taxes against any assets or property of the Company. All Taxes that the Company is or was required to withhold or collect have been duly withheld or collected as of Closing and, to the extent required, have been paid to the proper governmental body. The Company is not a party to, bound by or subject to any obligation under any tax sharing, tax indemnity, tax allocation or similar agreement. The Seller is unaware of any claim, audit, action, suit, proceeding or investigation with respect to Taxes due or claimed to be due from the Company or of any Tax Return filed or required to be filed by the Company pending or threatened against or with respect to the Seller or the Company as of the Closing with the exception of the Company's 2006 Federal and State taxes that will be filled upon completion of the Company's 2006 audited financials.

     LITIGATION. Except as set forth in Schedule A, there is no action, suit, hearing, inquiry, review, proceeding or investigation by or before any court or governmental body pending, or threatened against or involving the Company, its affiliates or the Seller or with respect to the activities of any employee or agent of the Company. Except as set forth in Schedule A, neither the Seller nor the Company has received any notice of any event or occurrence which could result in any such action, suit, hearing, inquiry, review, proceeding or investigation.

     RECORDS. As of March 14, 2007, the books of account and minute books of the Company are complete and correct to the best of Seller's and Company's knowledge, and reflect all those transactions involving the Company's business, which properly should have been set forth in such books.

     INTERNAL ACCOUNTING CONTROLS. The Company maintains a system of internal accounting controls sufficient, in the judgment of the Company's board of directors, to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii)
transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in

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accordance  with  management's  general or specific  authorization  and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the best of the Seller's knowledge, the books of account, corporate records and minute books of the Company are complete and correct in all material respects from September 30, 2004 to present.

     STOCK ISSUANCES. AS OF SEPTEMBER 30, 2004. Since September 30, 2004, all issuances by the Company of its stock have been legally and validly effected. All of the offerings were conducted in strict accordance and in full compliance with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable, and in full compliance with and according to the requirements of state law and the Articles of Incorporation and By-laws of the company.

     ANTI-TAKEOVER PLAN; STATE TAKEOVER STATUTES. Other than what is set forth and disclosed in Schedule A and the accompanying footnotes, neither the Company nor any of its subsidiaries has in effect any plan, scheme, device or arrangement, commonly or colloquially known as a "poison pill" or "anti-takeover" plan or similar plan, scheme, device or arrangement. No other state takeover statute or similar statute or regulation applies or purports to apply to this agreement or the transactions contemplated hereby.

     THE SELLER'S REPRESENTATIONS AND WARRANTIES TRUE AND COMPLETE. To the best of the Seller's knowledge, in all material respects as of the Closing. representations and warranties of the Seller in this Agreement are true, accurate and complete,

     NO KNOWLEDGE OF THE PURCHASER'S DEFAULT. Except for what is set forth in Schedule A and the accompanying footnotes, the Seller has no knowledge that any of the Purchaser's representations and warranties contained in this Agreement or the Other Agreements are untrue, inaccurate or incomplete or that the Purchaser is in default under any term or provision of this Agreement or the Other Agreements.

     NO UNTRUE STATEMENTS. No representation or warranty by the Seller in this Agreement or in any writing furnished or to be furnished pursuant hereto, contains or will contain any untrue statement of a material fact, or omits, or will omit to state any material fact required to make the statements herein or therein contained not misleading.

     RELIANCE. The foregoing representations and warranties are made by the Seller with the knowledge and expectation that the Purchaser is placing complete reliance thereon.

     ISSUANCES OF SECURITIES. Other than what the Company is contractually obligated to perform under the disclosure(s) set forth in Schedule A and the accompanying footnotes and in the New form S-8, the Company will not issue any shares of its capital stock, issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued, or transferred from treasury, or agree to do any of the acts listed above

     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. Where a representation contained in this Agreement is qualified by the phrase "to the best of the Purchaser's knowledge" (or words of similar import), such expression means that, after having conducted a due diligence review, the Purchaser believes the statement to be true, accurate, and complete in all material respects. Knowledge shall not be imputed nor shall it include any matters which such person should

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have known or should have been reasonably  expected to have known. The Purchaser hereby represents and warrants to the Seller as follows:

     POWER AND AUTHORITY. The Purchaser has full power and authority to execute, deliver and perform this Agreement and the Other Agreements.

     BINDING EFFECT. Only upon payment in full and satisfaction of all items listed in the column named "Net Balance Paid In Cash" on Schedule A and the footnotes attached herein, the execution and delivery by the Purchaser, this Agreement shall be and constitute the valid, binding and legal obligations of the Purchaser enforceable against the Purchaser in accordance with the terms hereof or thereof, except as the enforceability hereof and thereof may be subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     NO CONSENTS. No consent, approval or authorization of, or registration, declaration or filing with any third party, including, but not limited to, any governmental department, agency, commission or other instrumentality, will, except such consents, if any, delivered or obtained on or prior to the Closing, be obtained or made by the Purchaser prior to the Closing to authorize the execution, delivery and performance by the Purchaser of this Agreement or the Other Agreements.

     THE PURCHASER'S REPRESENTATIONS AND WARRANTIES TRUE AND COMPLETE. All representations and warranties of the Purchaser in this Agreement are true, accurate and complete in all material respects as of the Closing.

     NO KNOWLEDGE OF THE SELLER'S DEFAULT. Except what is set forth in Schedule A and the accompanying footnotes the Purchaser has no further knowledge that any of the Seller's representations and warranties contained in this Agreement are untrue, inaccurate or incomplete in any respect or that the Seller is in default under any term or provision of this Agreement..

     NO UNTRUE STATEMENTS. No representation or warranty by the Purchaser in this Agreement or in any writing furnished or to be furnished pursuant hereto, contains or will contain any untrue statement of a material fact, or omits, or will omit to state any material fact required to make the statements herein or therein contained not misleading.

     RECEIPT AND REVIEW OF DUE DILIGENCE MATERIALS. The Purchaser hereby acknowledges, represents and warrants that the Purchaser has received and reviewed all Form 8-Ks, Form 10-QSBs, Form 10-KSBs, Form S-8s and Schedule 14Cs filed by the Company during the past three (3) years, as well as all Forms 3, 4 and 5 and Schedule 13Ds filed by the Company's officers, directors, affiliates and major shareholders during the past three (3) years. The Purchaser has been given unfettered access to the management, assets, liabilities, books of account, stock transfer records of the Company and has received satisfactory answers to any and all questions the Purchaser has asked or inquired about during the course of conducting the Purchaser's due diligence with respect to this transaction.

     RELIANCE. The foregoing representations and warranties are made by the Purchaser with the knowledge and expectation that the Seller is placing complete reliance thereon.

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     CONDITIONS  PRECEDENT TO OBLIGATIONS OF THE PURCHASER.  All  obligations of the Purchaser under this Agreement are subject to the fulfillment, prior to or at the Closing, of the following conditions:

     REPRESENTATIONS AND WARRANTIES TRUE AT THE CLOSING. The representations and warranties of the Purchaser herein shall be deemed to have been made again as of the Closing, and then be true and correct, subject to any changes contemplated by this Agreement. The Purchaser shall have performed all of the obligations to be performed by it hereunder on or prior to the Closing.

     DELIVERIES AT THE CLOSING. The Purchaser shall have delivered to the Seller at the Closing all checks backed by good funds required for full satisfaction and payment of all items listed in the column named "Net Balance Paid In Cash" on Schedule A and the accompanying footnotes .

     CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER. All obligations of the Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of the following conditions:

     CORPORATE RECORDS, ETC. The Seller has provided Purchaser with copies of all contracts and agreements as set forth in Schedule A and the footnotes attached, a copy of the Articles of Incorporation, Bylaws, minute books, and other corporate governance that have been in the Seller's possession since September 30, 2004, and such documents will be turned over to Purchaser at the Closing.

     REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties of the Seller herein shall be deemed to have been made again at the Closing, and then be true and correct, subject to any changes contemplated by this Agreement. The Seller shall have performed all of the obligations to be performed by it hereunder on or prior to the Closing.

     PAYMENT OF THE PURCHASE PRICE. At or before Closing, the Purchaser shall deliver checks backed by good funds to fully pay and satisfy all items listed in the column named "Net Balance Paid In Cash" on Schedule A and the accompanying footnotes attached thereto. Funds shall be valid and in good delivery no later than two business days from Closing at which time Certificate No. C- 002 shall be delivered to Purchaser or Purchaser's representative.

     EVIDENCE OF SATISFACTION. Purchaser shall deliver good deliverable funds at Closing, to satisfy the payment in full of all items listed on the spreadsheet in the column named "Net Balance Paid In Cash" on Schedule A and the accompanying footnotes. Also, Purchaser shall pay cash or issue shares of registered common shares to Seller commencing on or before July 31, 2007 continuing for six (6) months in six equal payments of $7,250 as set forth on Schedule A and the footnotes attached hereto.

     THE NATURE AND SURVIVAL OF REPRESENTATIONS, COVENANTS AND WARRANTIES. All statements and facts contained in any memorandum, certificate, instrument or other document delivered by or on behalf of the parties hereto for information or reliance pursuant to this Agreement, shall be deemed representations, covenants and warranties by the parties hereto under this Agreement. All representations, covenants and warranties of the parties shall survive the Closing and all inspections, examinations or audits on behalf of the parties, shall expire one year following the Closing.

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     INDEMNIFICATION.

     Indemnification by Seller. The Seller agrees to indemnify and hold harmless the Purchaser and its affiliates against and in respect to all damages (as hereinafter defined) up to the amount of the Purchase Price. Damages, as used herein shall include any claim, salary, wage, action, tax, demand, loss, cost, expense, liability (joint or several), penalty, and other damage, including, without limitation, counsel fees and other costs and expenses reasonably incurred in investigating or attempting to avoid same or in opposition to the imposition thereof, or in enforcing this indemnity, resulting to the Purchaser from any intentional inaccurate representation or omission made by or on behalf of the Seller in or pursuant to this Agreement, breach of any of the warranties made by or on behalf of the Seller in or pursuant to this Agreement, breach or default in the performance by the Seller of any of the obligations to be performed by it hereunder.

     Notwithstanding the scope set forth in the attached Schedules A and the accompanying footnotes, the Seller represents and warranties herein or of any individual representation or warranty, or any disclosure to the Purchaser herein or pursuant hereto, or the definition of damages contained in the preceding sentence, or the Purchaser's knowledge of any fact or facts at or prior to the Closing, damages shall also include all debts, liabilities, and obligations of any nature that is not disclosed or set forth in Schedule A and the accompanying footnotes as of the date hereof; all potential claims, actions, demands, losses, costs, expenses, or liabilities resulting from any potential litigation from causes of action arising prior to the Closing involving the Company has been disclosed as set forth in Schedules A and the accompanying footnotes; all potential claims, actions, demands, losses, costs, expenses, liabilities or potential penalties resulting from (i) the Company's potential infringement or potential claimed infringement upon or acting adversely to the rights or claimed rights of any person under or in respect to any copyrights, trademarks, trademark rights, patents, patent rights or patent licenses; or (ii) any potential claim or potential pending or threatened action with respect to the matters described in clause (i); all potential claims, actions, demands, losses, costs, expenses, liabilities or potential penalties resulting from the Company's failure in any respect to perform any obligation required by it to be performed at or prior to the Closing, or by reason of any default of the Company, at the Closing, under any of the contracts, agreements, leases, documents, or other commitments to which it is a party or otherwise bound or affected; and all losses, costs, and expenses (including without limitation all fees and disbursements of counsel) relating to damages.

     The Seller shall reimburse and/or pay on behalf of the Purchaser and/or the Company on demand for any payment made or required to be made by the Purchaser and/or the Company at any time after the Closing based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands or actions, in respect to the damages that were not disclosed by the Seller as set forth in Schedules A and the accompanying footnotes. The Purchaser shall give, or the Purchaser shall cause the Company to give, the Seller written notice within 30 days after notification of any litigation threatened or instituted against the Company which might constitute the basis of a claim for indemnity by the Purchaser and/or the Company against the Seller. Purchaser agrees that the maximum potential liability of the Seller will be the value of the shares of registered common stock the Purchaser has agreed to issue to the Seller on or before July 31, 2007 as it is set forth in Schedule A and the accompanying footnotes. Seller shall not be liable for any liabilities of or on behalf of the Purchaser or Company or its affiliates after the Purchaser issues Seller registered common shares.

     Notwithstanding anything contained in this Agreement to the contrary, the right to indemnification described in this paragraph shall expire three (3) months after the Closing.

     Indemnification by Purchaser. The Purchaser agrees to indemnify and hold harmless the Seller, the Company and its affiliates against and in respect to all damages (as hereinafter defined). Damages, as used herein shall include any claim, salary, wage, action, tax, demand, loss, cost, expense, liability (joint or several), penalty, and other damage, including, without limitation, counsel fees and other costs and expenses reasonably incurred in investigating or attempting to avoid same or in opposition to the imposition thereof, or in enforcing this indemnity, resulting to the Seller or the Company from any intentional inaccurate representation or omission made by or on behalf of the Purchaser in or pursuant to this Agreement, breach of any of the warranties made by or on behalf of the Purchaser in or pursuant to this Agreement, breach or default in the performance by the Purchaser of any of the obligations to be performed by it hereunder.

     The Purchaser shall reimburse and/or pay on behalf of the Seller and/or the Company on demand for any payment made or required to be made by the Seller and/or the Company at any time after the Closing based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands or actions, in respect to the damages incurred by the Seller and/or the Company resulting from any misrepresentation or omission of Purchaser in or related to this Agreement or for non-performance by Purchaser of any of its covenants, agreements or obligations under this Agreement. The Seller and/or the Company shall give the Purchaser written notice within 30 days after notification of any litigation threatened or instituted against the Seller and/or the Company which might constitute the basis of a claim for indemnity by the Seller and/or the Company against the Purchaser.

     RECORDS OF THE COMPANY. For a period of five years following the Closing, the books of account and records of the Company pertaining to all periods prior to the Closing shall be available for inspection by the Seller for use in connection with tax audits or any event that is deemed material by the Seller.

     FURTHER CONVEYANCES AND ASSURANCES. After the Closing, the Seller and the Purchaser will, without further cost or expense to, or consideration of any nature from the other, execute and deliver, or cause to be executed and delivered, to the other, such additional documentation and instruments of transfer and conveyance, and will take such other and further actions, as the other may reasonably request as more completely to sell, transfer and assign to and fully vest in the Purchaser ownership of the Company Stock and to consummate the transactions contemplated hereby.

     CLOSING. The Closing of the sale and purchase contemplated hereunder shall be on or before March___2007, subject to acceleration or postponement from time to time as the Seller and the Purchaser may mutually agree.

     DELIVERIES AT THE CLOSING BY THE SELLER. At the Closing, the Seller shall deliver to the Purchaser:

     Certificates representing 200,000 shares of the Company Stock, duly endorsed by the Seller, free and clear of all liens, claims, encumbrances, and restrictions of every kind except for the restrictive legend required by Paragraph 3 hereof, it being understood by the parties that such certificates shall not be deliverable to Purchaser until good funds have been received by the Seller for the Company Stock and the liabilities set forth on Schedule A under the column named "Net Balance Paid in Cash" and the attached footnotes have been paid in full.

     Seller will submit a letter of resignation for his positions as CEO, CFO and Director effective on or about April 2, 2007

     Rhonda Keaveney will submit a letter of resignation for her positions of secretary, COO and Director effective on or about April 2, 2007

     DELIVERIES AT THE CLOSING BY THE PURCHASER. At the Closing, the Purchaser shall deliver to the Seller the following:

     Full payment and satisfaction of all items listed in the column named "Net Balance Paid In Cash" on Schedule A and the accompanying footnotes attached herein

     Agreement that sets forth the payment of cash or issuance of registered common stock to the Seller commencing on or before July 31, 2007 continuing for six (6) months in six equal payments of $7,250.

     Purchaser   represents   it  is  his   intentions   with  the  Company  and
acknowledgment of the Company's debts and its continuing obligation to satisfy the debts pursuant to Schedule A attached and the footnotes hereinto.

     NO ASSIGNMENT. This Agreement shall not be assignable by any party without the prior written consent of the other parties, which consent shall be subject to such parties' sole, absolute and unfettered discretion.

     BROKERAGE. The Seller and the Purchaser agree to indemnify and hold harmless each other against, and in respect of, any claim for brokerage or other commissions relative to this Agreement, or the transactions contemplated hereby, based in any way on agreements, arrangements, understandings or contracts made by either party with a third party or parties whatsoever.

     MEDIATION AND ARBITRATION. All disputes arising or related to this Agreement must exclusively be resolved first by mediation with a mediator selected by the parties, with such mediation to be held in Scottsdale, Arizona. If such mediation fails, then any such dispute shall be resolved by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time the arbitration proceeding commences, except that (a) Arizona law and the Federal Arbitration Act must govern construction and effect, (b) the locale of any arbitration must be in Scottsdale, Arizona, and (c) the arbitrator must with the award provide written findings of fact and conclusions of law. Any party may seek from a court of competent jurisdiction any provisional remedy that may be necessary to protect its rights or assets pending the selection of the arbitrator or the arbitrator's determination of the merits of the controversy. The exercise of such arbitration rights by any party will not preclude the exercise of any self-help remedies (including without limitation, setoff rights) or the exercise of any non-judicial foreclosure rights. An arbitration award may be entered in any court having jurisdiction.

     ATTORNEY'S FEES. In the event that it should become necessary for any party entitled hereunder to bring suit against any other party to this Agreement for enforcement of the covenants contained in this Agreement, the parties hereby covenant and agree that the party or parties who are found to be in violation of said covenants shall also be liable for all reasonable attorney's fees and costs of court incurred by the other party or parties that bring suit.

     BENEFIT. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by each of the parties hereto, and his respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

     NOTICES. All notices, requests, demands, and other communications hereunder shall be in writing and delivered personally or sent by registered or certified United States mail, return receipt requested with postage prepaid, or by telecopy or e-mail, if to the Seller, addressed to 7525 E. Williams Road Suite B, Scottsdale, AZ 85255 and if to the Purchaser, addressed to Kenneth Yeung 17800 Castleton Street, Suite 630 City of Industry, CA 91748. Any party hereto may change its address upon 10 days' written notice to any other party hereto. Purchaser shall deliver at Closing a $10,000 check made payable to David Keaveney with all funds to be satisfy listed in the column named "Net Balance Paid In Cash" on Schedule A and the accompanying footnotes attached herein to be deliver to the Company's bank account.

     CONSTRUCTION. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

     WAIVER. No course of dealing on the part of any party hereto or its agents, or any failure or delay by any such party with respect to exercising any right, power or privilege of such party under this Agreement or any instrument referred to herein shall operate as a waiver thereof, and any single or partial exercise of any such right, power or privilege shall not preclude any later exercise thereof or any exercise of any other right, power or privilege hereunder or thereunder.

     CUMULATIVE RIGHTS. The rights and remedies of any party under this Agreement and the instruments executed or to be executed in connection herewith, or any of them, shall be cumulative and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

     INVALIDITY. In the event any one or more of the provisions contained in this Agreement or in any instrument referred to herein or executed in connection herewith shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement or any such other instrument.

     INCORPORATION BY REFERENCE. The Attachments and Schedules to this Agreement referred to or included herein constitute integral parts to this Agreement and are incorporated into this Agreement by this reference.

     CONTROLLING AGREEMENT. In the event of any conflict between the terms of this Agreement or exhibits referred to herein, the terms of this Agreement shall control.

     LAW GOVERNING; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona without regard to any conflicts of laws provisions thereof. Each party hereby irrevocably submits to the personal jurisdiction of the United States District Court for Maricopa County, Arizona, as well as of the Courts of the State of Arizona over any suit, action or proceeding arising out of or relating to this Agreement. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such mediation, arbitration, suit, action or proceeding brought in any such county and any claim that any such mediation, arbitration, suit, action or proceeding brought in such county has been brought in an inconvenient forum.

     MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto.

     ENTIRE AGREEMENT. This instrument and the attachments hereto contain the entire understanding of the parties and may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.







                             SIGNATURE PAGE FOLLOWS

           IN WITNESS WHEREOF, this Agreement has been executed on the date first written above.

                                 FOR: SELLER


                                 By /s/ David Keaveney
                                   ---------------------------------------------
                                   David Keaveney



                                 FOR: PURCHASER


                                 By /s/ Kenneth Yeung
                                   ---------------------------------------------
                                   Kenneth Yeung


                                 FOR: ROBERT C. BREHM NOTE HOLDER

                                 Accepted and Authorized

                                 By /s/ Robert C. Brehm
                                   ---------------------------------------------
                                   Robert C. Brehm

                                 FOR IAC NOTE HOLDER

                                 Accepted and Authorized

                                 By /s/ Robert C Brehm
                                   ---------------------------------------------
                                   Robert C. Brehm for IAC


                                 FOR: MOTORSPORTS EMPORIUM, INC.


                                 By /s/ David Keaveney
                                   ---------------------------------------------
                                   David Keaveney
                                   Its President, CEO, CFO and Director

MOTOR SPORTS EMPORIUM - MSEM                                          SCHEDULE A
3/14/2007 V5


                                                        Due up to         Due             Due           Due
#       Total Liabilities             Amount Due        March 2         March 9         March 16      March 23
--      -----------------             ----------        -------         -------         --------      --------
1    ACCOUNTS PAYABLES
2    Allen & Vellone (law firm)      $ 20,488.19      $ 20,488.19
3    HJ & Associates (auditor)       $ 16,376.33      $  8,376.33
4    AZ Dept of Revenue              $  1,515.59      $  1,515.59
5    City of Scottsdale              $     50.00      $     50.00
6    UPS                             $    795.09      $    505.09      $  290.00
7    US Treasury                     $    343.40                                      $   171.70
8    Business Wire                   $    570.00      $    570.00
9    Eaton & Associates              $  4,149.03      $  4,149.03
10   David Wise (attorney)           $ 17,213.98      $  6,112.50
11   Qwest                           $     --
12   Salaries                        $  1,581.40                                      $   790.70
12A  David/Rhonda Salaries                                                            $ 9,461.54
13   Internet                        $    121.00                                                      $  121.00
14   Hughes Accounting               $    700.00                                      $   350.00
15   Rent                            $  3,166.44
16   Expenses                        $  1,964.12                                                      $1,964.12
17   Rivers/Moorehead                $  7,000.00                       $5,000.00

18   TOTAL ACCOUNTS PAYABLES         $ 76,034.57      $ 41,766.73      $5,290.00      $10,773.94      $2,085.12

19   ACCRUED EXPENSES
20   Tom Sawyer & Tony Cranford      $ 60,000.00      $ 60,000.00
21   Brehm Consulting Debt           $114,000.00      $114,000.00
22   X-Clearing Judgement            $ 40,649.06      $ 40,649.06
23   Bryan Herta (Consulting)        $  9,233.00      $  9,233.00

24   ACCRUED WAGES PAYABLE
25   David                           $ 85,787.70      $ 85,787.70
26   Rhonda                          $ 49,615.35      $ 49,615.35

                                          Due                                        Gross
                                       March 30       Write Offs          Paid         Amount Due
                                       --------       ----------          ----         ----------
1    ACCOUNTS PAYABLES
2    Allen & Vellone (law firm)                      $ (8,388.19)                      $12,100.00
3    HJ & Associates (auditor)        $ 8,000.00                      $ (8,376.33)     $ 8,000.00
4    AZ Dept of Revenue                                               $ (1,515.59)     $    --
5    City of Scottsdale                                               $    (50.00)     $    --
6    UPS                                                              $   (419.62)     $   375.47
7    US Treasury                      $   171.70                                       $   343.40
8    Business Wire                                                    $   (570.00)     $    --
9    Eaton & Associates                                               $ (4,149.03)     $    --
10   David Wise (attorney)            $11,101.48                                       $17,213.98
11   Qwest                                                                             $    --
12   Salaries                         $   790.70                                       $ 1,581.40
12A  David/Rhonda Salaries            $ 9,461.54                                       $18,923.08
13   Internet                                                                          $   121.00
14   Hughes Accounting                $   350.00                                       $   700.00
15   Rent                             $ 3,166.44                                       $ 3,166.44
16   Expenses                                                                          $ 1,964.12
17   Rivers/Moorehead                 $ 2,000.00                      $ (3,000.00)     $ 4,000.00

18   TOTAL ACCOUNTS PAYABLES          $35,041.86     $ (8,388.19)     $(18,080.57)     $68,488.89

19   ACCRUED EXPENSES
20   Tom Sawyer & Tony Cranford                      $(60,000.00)                      $    --
21   Brehm Consulting Debt                           $(50,000.00)                      $64,000.00
22   X-Clearing Judgement                                                              $40,649.06
23   Bryan Herta (Consulting)                                                          $ 9,233.00

24   ACCRUED WAGES PAYABLE
25   David                                           $ 11,500.00      $ (5,000.00)     $92,287.70
26   Rhonda                                          $(11,500.00)                      $38,115.35

                                                        Due up to         Due             Due           Due
#       Total Liabilities             Amount Due        March 2         March 9         March 16      March 23
--      -----------------             ----------        -------         -------         --------      --------
27   ACCRUED INTEREST
28   Interest on Ron Adam's Note      $  8,728.60      $  8,728.60

29   NOTE PAYABLE
30   Scott Cartwright                 $ 14,500.00      $ 14,500.00
31   Damascus Group                   $ 62,000.00      $ 62,000.00
32   Bob Brehm Note (2/21/07)         $ 31,139.14      $ 31,139.14
33   IAC Note (2/21/07)               $226,437.48      $226,437.48
34   Ron Adams Note                   $121,919.19      $121,919.19
35   Allen & Vellone (law firm)       $ 15,000.00      $ 15,000.00
36   Leif Nelson (lawyer)             $  6,499.96      $  6,499.96
37   William and Romy Hales           $ 23,000.00      $ 23,000.00
38   ECG International                $    900.00
39   KEAVENEY VOTING SHARES           $ 10,000.00      $ 10,000.00

TOTAL AMOUNTS                         $955,444.05      $920,276.21     $5,290.00        $10,773.94     $2,085.12

                                          Due                                             Gross
                                       March 30       Write Offs          Paid          Amount Due
                                       --------       ----------          ----          ----------
27   ACCRUED INTEREST                                                                   $  8,728.60
28   Interest on Ron Adam's Note

29   NOTE PAYABLE                                    $ (14,500.00)                      $     --
30   Scott Cartwright                                $ (62,000.00)                      $     --
31   Damascus Group                                                    $ (2,418.00)     $ 28,721.14
32   Bob Brehm Note (2/21/07)                                          $(17,582.00)     $208,855.48
33   IAC Note (2/21/07)                                                                 $121,919.19
34   Ron Adams Note                                  $  (6,100.00)                      $  8,900.00
35   Allen & Vellone (law firm)                                                         $  6,499.96
36   Leif Nelson (lawyer)                                                               $ 23,000.00
37   William and Romy Hales                                                             $    900.00
38   ECG International                                                                  $ 10,000.00
39   KEAVENEY VOTING SHARES
                                      $35,041.86     $(200,988.19)     $(43,080.57)     $729,398.37
TOTAL AMOUNTS

Current Common Shares Outstanding   4,368,768.00

Restricted Shares Issued for Debt          --

S-8 Issued For Debt                 8,528,872.33

Restricted Issued For Service       3,500,000.00

Total Shares Issued/Oustanding      16,397,640.33

Disclaimer:
All prior worksheets, including this attached worksheet, are unaudited and are presumed to be relatively accurate. The worksheets do not represent any guarantee of accuracy therefore are used for discussion purposes only. Only worksheets market AUDITED represent reliable facts and figures to the company's best ability.

SEE FOOTNOTES ATTACHED

                            FOOTNOTES TO SCHEDULE A:

                              AS OF MARCH 14, 2007

ITEM 2: $20,488.19 Allen & Vellone legal bills for defending the Company against its lawsuit against X-Clearing (item 22). Though no formal settlement agreement has been reached, the Company and Allen & Vellone (via Patrick Russell) have discussed full satisfaction of the debt in the form of restricted common shares valued at approximately $12,100.

ITEM 3: $8,000 is an estimated amount that will be due to HJ & Associates, Company's Auditors, to complete the 2006 10-KSB

ITEM 6: $375.47 due UPS

ITEM 7: $343.40 due US Treasury from the Salaries in Item 12

ITEM 10: $17,213.98 December 21, 2005 the Company entered into an engagement agreement with the law offices of David E Wise. The law firm accepts shares of S-8 stock for payment of services. Should proceeds received from the sale of securities be less than the invoice amount, additional shares shall be issued to satisfy any deficiency. The Company has a current balance due of $6,112.50 with a deficiency of $11,101.48.

ITEM 12: $1,581.40 Salaries

ITEM 12A: $18,923.08 Salaries of David and Rhonda

ITEM 13: $121 Internet fee

ITEM 14: $700 Hughes Accounting

ITEM 15: $3,166.44 Total rent

ITEM 16: $1,964.12 Expense reimbursements

ITEM 17: $4,000 is an estimate amount that Rivers & Moorhead, the Company Controller, will charge to complete the Company's 2006 10-KSB

ITEM 20: $60,000 June 30, 2004, the Company, its prior management Tony Cranford and Tom Sawyer along with Robert C Brehm entered into a Management Service Agreement. On December 20, 2004 the Company, its new management David Keaveney and prior management Cranford and Sawyer entered into a General Release and Assignment Agreement. Cranford and Sawyer were to receive a total of $100,000 for services; however, certain obligations and costs born by the Company would reduce the debt owed. Cranford and Sawyer had a balance of $60,000 due them until the Company was served with a lawsuit from its prior transfer agent
X-Clearing. Prior management was aware of potential liability and even litigation but failed to disclose this within the Management Service Agreement or the General Release and Assignment Agreement. The cost of the lawsuit is in excess of $60,000 and on December 29, 2006 the Company's attorney rendered a legal opinion that the Company is no longer liable for this debt. However, the legal opinion was intended for negotiating with the Company's auditors and cannot be relied on by the Company or the Purchaser and the Company and the Purchaser waive any and all rights against the law firm arising from such legal opinion.

ITEM 21: $144,000 In November 16, 2005 the Company entered into a Consulting Agreement with Robert Brehm whereby Mr. Brehm would perform services in receipt of cash, restricted common stock or a combination. The debt due and owing to Mr. Brehm which is believed to be a combination a current and a prior consulting balance due to Mr. Brehm. Once the Company completes its 2006 10-KSB audit, the Company can verify and confirm an exact amount due to Mr. Brehm.

ITEM 22: $40,639.06 In June 2006 the Company lost a lawsuit in Colorado (Case No 05-CV5129) against its former transfer agent X-Clearing. X-Clearing was awarded judgments and on November 27, 2006 case No. CV2006-018061 was domesticated in Arizona for attorney's fees of $19,231 and a one time charge of $912. Additionally, case No. CV2006-018060 was domesticated for the principal amount of $20,496.06 for costs. The Company has communicated with X-Clearing to settle the judgment but nothing has been agreed to in writing.

ITEM 23: $9,200 On September 25, 2005 the Company and Bryan Herta Racing entered into a Personal Service Agreement whereby Bryan Herta would perform certain services for the Company for the 2006 racing series. Scheduled payments were to be made to Bryan Herta starting February 2006 thru Nov. 2006. Mr. Herta received shares of the Company's registered common stock and the Company is currently delinquent in issuing/paying Mr. Herta the balance of approximately $9,200 and has agreed to receive shares of register common stock in the Company for final payment. Mr. Herta has reported the approximate balance of $9,200 the Company is showing is incorrect due to the decline in share price from time of issuance to time of sale. The Company's current management has a personal relationship with Mr. Herta and will work directly with him and hold the Company harmless of any debt over the stated $9,200.

ITEM 25: $80,787, WITH AN ADJUSTED AMOUNT DUE OF $92,287.70 David Keaveney accrued wages. $48,787.70 is immediately due with the balance of $43,500 to be paid in cash or issuance of registered common stock to the Seller commencing on or before July 31, 2007 continuing for six (6) months in six equal payments of $7,250. Seller agrees to forfeit the registered shares should the 10K not be filed in compliance with the deadlines.

ITEM 26: $49,615.35 WITH AN ADJUSTED AMOUNT DUE OF $38,115.35 Rhonda Keaveney accrued wages to be immediately paid.

ITEM 28: $8,728.60 Interest on Ron Adams Note.

ITEM 30: $14,500 On or around 2002 Scott Cartwright made a $14,500 investment into the Company formally known as Ten Stix, Inc. Past Company filings show $14,500 owed to Mr. Cartwright. Only recently did the Company discover transfer agent records that reveal the issuance of common stock to Mr. Cartwright in excess of $14,500. Current management is unaware of any written requests from Mr. Cartwright to collect debt. On December 29, 2006 the Company received a legal opinion from its attorney stating the $14,500 was satisfied and paid in full as a result of shares issued. However, the legal opinion was intended for negotiating with the Company's auditors and cannot be relied on by the Company or the Purchaser and the Company and the Purchaser waive any and all rights against the law firm arising from such legal opinion.

ITEM 31: $62,000 On or around 2002 Damascus invested $47,000 and Rob & Jodi Stevens (owners of Damascus and X-Clearing) invested $15,000 into the Company formally known as Ten Stix, Inc. The total debt of $62,000 has been reported under Damascus and none under Rob & Jodi Stevens (personally). The Company recently discovered transfer agent records that reveal the issuance of common stock to Damascus. It was also reports in the Company's 10K in 2003 that shares were issued to Damascus to satisfy the debt. On December 29, 2006 the Company received a legal opinion from its attorney stating the $47,000 and $15,000 ($62,000) can be legally considered satisfied and paid in full as a result of the issuance of shares. However, the legal opinion was intended for negotiating with the Company's auditors and cannot be relied on by the Company or the Purchaser and the Company and the Purchaser waive any and all rights against the law firm arising from such legal opinion.

ITEMS 32 & 33: $31,139.14 AND $226,437 August 21, 2006 the Company entered into a Twelve Month Convertible Note with IAC (owned by Mr. Brehm) and Bob Brehm. The Company purchased 1,250,000 shares of Pf B stock held by IAC and 171,897 shares of Pf B stock held by Bob Brehm for a sum of $250,000 plus 10% interest per annum. Scheduled payments are to be made with the balance due August 30, 2007. The Company can extend the Note twice for an additional year with penalties and a higher monthly payment. The Company is current with all scheduled payments. The Note is fully assignable, in whole or in part, and any new HOLDERS will have the same rights and privileges as the original HOLDERS.

ITEM 34: $121,919.19 November 23, 2004 the Company, its subsidiary Scottsdale Diecast, Inc. and Ron Adams of ScaleCars, Ltd entered into an Asset Purchase Agreement, Bill of Sale and Promissory Note for the sum of 4.9M shares of the Company common restricted stock and $166,919.89. The Promissory note called for scheduled payments in which the Company had difficulty meeting so the parties entered into a revised promissory Note on September 22, 2006 extending the balance of $121,919.89 with scheduled payments and the remaining balance due February 2007. On October 16, 2006 the Company, its subsidiary and the creditor (Adams) entered into an Assignment, Assumption and Release Agreement whereby the creditor will solely look towards the Company (not the subsidiary) for all debt payments. Adams has expressed interest in converting the Note into common stock. No formal arrangements have been made to convert debt into equity.

ITEM 35: $15,000 July 28, 2005 the Company entered into a Settlement of Debt Agreement with Allen & Vellone law firm for representing the Company in April 2004 in the "Rapid Funding, LLC vs. Ten Stix, Inc. et al., Case No 04-CV-0461 ("Rapid Funding Litigation"). The Company incurred substantial fees and expenses, which as of June 30, 2005 was $33,254.64. Allen & Vellone agreed to accept $30,000 in full and complete satisfaction of the account which shall be paid in 24 equal payments of $1,250 commencing on or before August 15, 2005. The Company is currently in default and the balance now due is estimated to be $15,000. The Company and Allen & Vellone (via Patrick Russell) have verbally discussed satisfaction of the debt in the form of restricted common shares valued at $8,900.

ITEM 36: $6,499.96 July 14, 2005 the Company entered into a Promissory Note with Leif Nelson, P.C. for the principal amount of $13,000. The debt holder agreed to receive 24 equal payments of $541.67 (no interest) beginning August 1, 2005 until July 1, 2007. In 2004 the debt holder also received 500,000 shares of restricted common stock of the company. The Company is in default with an estimated balance of $6,499.96 due to debt holder. The Company has communicated with debt holder to settle the balance in restricted common stock, however this was verbal and some time ago. The Company is unable to guarantee the settlement of this debt.

ITEM 37: $23,000 On or around February 2007 the Company entered into three separate subscription agreements, each to sell 1,000,000 shares of restricted common stock at $.025 for $25,000. A total of 3,000,000 shares were sold at $.025 for a grand total of $75,000. Upon Closing and payment in full by Purchaser, all three subscription agreements will be cancelled and all funds returned to investors. $23,000 of the $75,000 needs to be paid back to William and Romy Hales.

ITEM 38: $900 ECG International

ITEM 39: $10,000 Keaveney Voting Shares

OTHER 1: August 10, 2005 the Company entered into a Consulting Agreement with Michael Wachholz to perform certain duties for the Company. The Company also entered into a license Agreement with Wachholz on Aug. 10, 2005 whereby the Company has the exclusive rights to design, develop and sell a product known as GS610, a high performance brake fluid. The relationship began in June 2005 when the Company loaned Mr. Wachholz $5,000 and began discussions about licensing the GS610 product. Certain disputes arose between the Company and Mr. Wachholz which disputes resulted in the Company filing a lawsuit against Mr. Wachholz (CV2005-052607). On June 28, 2006 the Company and Wachholz entered into a
Settlement  Agreement  that  terminated  the  Loan  agreement,   terminated  the
Consulting Agreement and the Company dismissed the complaint against Mr. Wachholz. The Licensing Agreement remains in full force today and is for a period of five years with an extension for an additional five years solely at the discretion of the Company. The Agreement stipulates that Mr. Wachholz shall receive a 7% commission on gross sales made by the Company. The Company produced an estimated 34,000 bottles of GS610 brake fluid which has been sold. Mr. Wachholz has received all earned commissions. Recently Mr. Wachholz learned about a distributor (ComarPerformance) that purchased the bulk of the Company's GS610 inventory at a reduced price (see ComarPerformance/Peter Hansel below). Mr. Wachholz has made recent unfounded allegations that the Company has violated the Licensing Agreement stating the Company has sublicensed the product without the approval of Mr. Wachholz. Under the Licensing Agreement the Company is allowed to grant sublicenses to third parties with the approval of Mr. Wachholz, which shall not be unreasonably withheld. The Company has NOT granted a sublicense; rather it entered into an exclusive distributor's agreement with ComarPerformance/Peter Hansel. It is the Company's opinion that Mr. Wachholz will continue to make false and/or misleading statements to induce the Company into filing a suit/claim. It is the Company's opinion that Mr. Wachholz has violated the Settlement Agreement by posting false, misleading and private Company information on public stock message boards. The Company has not taken legal recourse against Mr. Wachholz for his recent actions. The Company believes Mr. Wachholz has an unpaid judgment against him and should the Company prevail, no financial gain could be collected.

OTHER 2: The Seller has agreed to remain on as President of the Company's subsidiary known as Quadriga MotorSports. No later than September 30, 2007 the Seller will purchase 100% of the subsidiary for $200 so that the Seller may continue to conduct its motor sports related business.

OTHER 3: March 7, 2006 the Company entered into a Personal Service Agreement and Consulting Services Agreement with Image Motorsport Management and Arie Luyendyk Jr whereby Arie Luyendyk, Jr. would perform certain services for the Company throughout the 2006 racing series. Scheduled payments were to be made to Arie Luyendyk, Jr. starting March 2006 thru December 2006. Mr. Luyendyk would also receive Company product known as GS610 brake fluid. Mr. Luyendyk agreed to receive shares of the Company's registered common stock for payment, however the shares received were priced more than what was received when sold and therefore there is a balance due Mr. Luyendyk. The balance due is not reported on the books because Mr. Luyendyk has not provided the Company with reports showing a balance.

OTHER 3: On September 14, 2006 the Company entered into a Subscription Agreement with Nicholas Babyak for the sale of $50,000 of restricted common stock. On March 1, 2007 the Agreement was amended to represent a total investment of $33,875.50 which has been paid in full and closed.

OTHER 4: October 23, 2006 the Company entered into a Promissory Note with Tracey Baron for the principal amount of $5,000 with 10% interest. $5,500 is due on April 23, 2007. Upon default Mr. Barron has the right to convert the entire debt into $10,000 of common stock.

OTHER 5: The Company has a storage unit space for; shelves, wire rack bookcases and misc. assets that are valued below $1,000. The Company is charged a monthly rent rate of $150 directly to the debit card of the Company. This is a month-to month rental with 30 day termination notice required. Arrangements will need to be made to either sell or dispose of the assets.

OTHER 6: On October 10, 2006, the Company's Board of Directors declared a special dividend of shares of its wholly-owned subsidiary, Scottsdale Diecast, Inc., a Nevada corporation. As a result of this special dividend, the Company intended to distribute to its stockholders of record on November 6, 2006, one share of common stock of Scottsdale Diecast, Inc., a Nevada corporation, for each one share of the Company's issued and outstanding common stock held by its stockholders on such date. Approximately 2,148,550 shares of common stock of Scottsdale Diecast, Inc. would have been distributed, (plus an indeterminable number of shares of common stock will be issued in settlement of fractional shares), representing approximately 11.5% of Scottsdale Diecast, Inc. The special dividend would have been distributed within five business days following the SEC's declaration of effectiveness of a Form SB-2 Registration Statement that was intended to have been filed by Scottsdale Diecast, Inc. Because the diecast business is no longer a viable business entity, the Company has decided not to proceed with the issuance of the special dividend and will, therefore, contact the Nasdaq and make a formal press release to the effect that the dividend will not be paid.

OTHER 7: On  January  25,  2007 the  Company  entered  into a Bill of Sale  with
Automobilia Collectibles/ Brian Sheahan to sell the URL (web address) www.scalecars.com and approximately 6,000 customer names to for a total sum of $15,000. It was agreed that $10,000 will be paid on January 29, 2007 and $5,000 to be paid on or before March 25, 2007. On March 13, 2007 the final payment was received and the sale is considered completed. The web address and customer data base was used by the Company's subsidiary Scottsdale Diecast to sell its diecast model cars under the name ScaleCars.com

OTHER 8: On November 9, 2006 the Company's subsidiary Quadriga MotorSports entered into an Exclusive Distribution Agreement with Comar Performance/Peter Hansel. The agreement calls for Comar Performance to purchase 29,952 bottles of GS610 brake fluid for the price of $1.13515 per bottle for a total of $34,000. Quadriga MotorSports has been paid in full and Comar Performance has retained ownership of the product. The product GS610 brake fluid is a derivative of the agreement mentioned above with Michael Wachholz.

Buyer has received copies of the above mentioned disclosures including:

     *    2005 10K and third quarter 10Q ending September 30, 2006
     *    Certificate of Designation for Pf A, Pf B and Pf C
     *    Definitive 14C (proxy for shareholder vote)
     *    Approximate shareholder count as of March 14, 2007

        Restricted Shares                           S-8 Shares
----------------------------------     ------------------------------------
               Value                                Value       Total S8                          Total In
                per                                  per      share payment    Total Share      notes Payble     Net Balance
Issued         Share    Payment        Issued       Share       in 9 mos        Payment         in 12 mos@8%     Paid in Cash
------         -----    -------        ------       -----       --------        -------         ------------     ------------
                        $   --                                 $    --          $     --                         $     --
                        $   --                                 $    --          $     --        $ 12,100.00      $     --
                        $   --                                 $    --          $     --                         $  8,000.00
                        $   --                                 $    --          $     --                         $     --
                        $   --                                 $    --          $     --                         $     --
                        $   --                                 $    --          $     --                         $    375.47
                        $   --                                 $    --          $     --                         $    343.40
                        $   --                                 $    --          $     --                         $     --
                        $   --                                 $    --          $     --                         $     --
                        $   --       573,799.33    $  0.03     $ 17,213.98      $ 17,213.98                      $     --
                        $   --                                 $    --          $     --                         $     --
                        $   --                                 $    --          $     --                         $  1,581.40
                                                                                                                 $ 18,923.08
                        $   --                                 $    --          $     --                         $    121.00
                        $   --                                 $    --          $     --                         $    700.00
                        $   --                                 $    --          $     --                         $  3,166.44
                        $   --                                 $    --          $     --                         $  1,964.12
                        $   --                                 $    --          $     --                         $  4,000.00
                        $   --                                 $    --          $     --                         $     --
                        $   --                                 $    --          $     --                         $     --
                        $   --       573,799.33                $ 17,213.98      $ 17,213.98     $ 12,100.00      $ 39,174.91
                        $   --                                 $    --          $     --                         $     --
                        $   --                                 $    --          $     --                         $     --
                        $   --                                 $    --          $     --                         $     --
                        $   --     2,133,333.33    $  0.03     $ 64,000.00      $ 64,000.00                      $     --
                        $   --                                 $    --          $     --                         $ 40,649.06
                        $   --       307,766.67    $  0.03     $ 9,233.00       $  9,233.00                      $     --
                        $   --                                 $    --          $     --                         $     --
                        $   --                                 $    --          $     --                         $     --
                        $   --     1,450,000.00    $  0.03     $ 43,500.00      $ 43,500.00                      $ 48,787.70
                        $   --                                 $     --         $     --                         $ 38,115.35
                        $   --                                 $     --         $     --                         $     --
                        $   --                                 $     --         $     --                         $     --
                        $   --                                 $     --         $     --        $  8,728.60      $     --
                        $   --                                 $     --         $     --                         $     --
                        $   --                                 $     --         $     --                         $     --
                        $   --                                 $     --         $     --                         $     --
                        $   --                                 $     --         $     --                         $     --
                        $   --                                 $     --         $     --        $ 28,721.14      $     --
                        $   --                                 $     --         $     --        $208,855.48      $     --
                        $   --     4,063,973.00    $  0.03     $121,919.19      $121,919.19                      $     --
                        $   --                                 $     --         $     --        $  8,900.00      $     --
                        $   --                                 $     --         $     --        $  6,499.96      $     --
                        $   --                                 $     --         $     --                         $ 23,000.00
                        $   --                                 $     --         $     --                         $    900.00
                        $   --                                 $     --         $     --                         $ 10,000.00
                        $   --                                 $     --         $     --                         $     --
                        $   --     8,528,872.33                $255,866.17      $255,866.17     $273,805.18      $200,627.02